As filed with the Securities and Exchange Commission on March 6, 1996
                              Registration No. 33-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM S-3
                             Registration Statement
                                     Under
                           The Securities Act of 1933

                          NATIONAL ENERGY GROUP, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                             58-1922764
      (State or other jurisdiction of                (IRS Employer
      incorporation or organization)                 Identification No.)

                              -------------------
            4925 Greenville Avenue, Suite 1400, Dallas, Texas  75206
                                 (214) 692-9211
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Miles D. Bender
                                 President and
                            Chief Executive Officer
                          National Energy Group, Inc.
                       4925 Greenville Avenue, Suite 1400
                              Dallas, Texas  75206

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
--------------------------------------------------------------------------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                   Proposed    Proposed
Title of each                      maximum     maximum
class of                           offering    aggregate        Amount of
securities to       Amount to be   price per   offering         registration
be registered       registered     share       price            fee

Class A Common      3,613,533      $2.75 (1)  $9,937,216 (1)    $3,427 (1)
Stock               shares
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee and based on the high and low sales prices, as reported by the National Association of Securities Dealers, Inc. on March 4, 1996.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                   Subject to Completion, dated March 6, 1996

Prospectus               National Energy Group, Inc.
                    3,613,533 Shares of Class A Common Stock

     Of the 3,613,533 shares (the "Shares") of Class A Common Stock, $.01 par value ("Common Stock") of National Energy Group, Inc., a Delaware corporation (the "Company") offered hereby, 2,688,533 shares are being offered by certain Selling Stockholders (as defined herein) of the Company, and 925,000 shares are to be offered for resale upon the exercise of options (the "Options") held by certain officers, directors and employees of the Company (the "Option Holders"). See "Selling Stockholders". The Shares will be sold by the Selling Stockholders and, upon exercise of the Options, by the Option Holders, from time to time at the then prevailing market prices or otherwise.

     Since September 1, 1995, the Company's Common Stock has been trading on the NASDAQ National Market System. The Common Stock previously traded on the NASDAQ Small Cap Market. The Company's symbol is "NEGX". On March 4, 1996, the closing last sales price for the Company's Common Stock was $2.63.

     The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear the expenses incident to their registration.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


-------------------------------------------------------------------------------
                               Price to                Proceeds
                               Public (1)              to Selling
                                                       Stockholders(1)(2)

-------------------------------------------------------------------------------
Per Share of Class A           $ 2.75                  $2.75
Maximum Offering               $ 9,937,216             $9,937,216
-------------------------------------------------------------------------------
(1) Assumes that the shares of Class A are sold at $2.75 (the average of the high and low sales prices as of March 4, 1996) and that all shares offered hereby are sold.
(2) Before deducting expenses of the offering, estimated at $10,701 which are payable by the Company.

-------------------------------------------------------------------------------
AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES VARIOUS RISKS. SEE "RISK FACTORS" ON PAGES 9-14.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SHARES IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                 The date of this Prospectus is March 6, 1996.

                             AVAILABLE INFORMATION


     The Registrant is a reporting company and therefore files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Registrant may be inspected and copied at the public reference facilities of the Commission in Washington, D.C. and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together will all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the documents incorporated by reference therein. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                            INCORPORATION OF CERTAIN
                             DOCUMENTS BY REFERENCE

     Incorporated by reference in this Prospectus as of the date of filing, and subject in each case to information contained in this Prospectus, are the following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"):

     (i)       Annual Report on Form 10-KSB for the fiscal year ended December
               31, 1994;

     (ii)      Quarterly Report on Form 10-QSB for the quarter ended March 31,
               1995;

     (iii)     Quarterly Report on Form 10-QSB for the quarter ended June 30,
               1995;

     (iv) Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995;

     (v) Current Report on Form 8-K dated June 30, 1995, and Amendment No. 1 thereto on Form 8-K/A dated June 30, 1995; and

     (vi) Proxy Statement, dated April 26, 1995, for the Company's 1995 Annual Meeting.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits and schedules to such documents, unless such exhibits or schedules are specifically incorporated by reference into such documents). Such requests should be directed to Joyce Fielder, Assistant Secretary, National Energy Group, Inc., 4925 Greenville Avenue, Suite 1400, Dallas, Texas 75206 or by telephone at (214) 692-9211.


                          ----------------------------

     As used in this Prospectus, the term "mcf" shall mean thousand cubic feet, and the term "boe" shall mean barrels of oil equivalent (converting six mcf of natural gas to one barrel of oil). The term "Standardized Measure" shall mean the estimated future net cash flows from proved oil and gas reserves computed using prices and costs, at the dates indicated, after income taxes and discounted at 10%. The term "PV 10%" shall mean the discounted future net cash flows for proved oil and gas reserves computed on the same basis as the Standardized Measure, but without deducting income taxes, which is not in accordance with generally accepted accounting principles. PV 10% is an important financial measure for evaluating the relative significance of oil and gas properties and acquisitions, but should not be construed as an alternative to the Standardized Measure (as determined in accordance with generally accepted accounting principles).

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the detailed information and financial statements incorporated by reference in the Registration Statement of which this Prospectus is a part.


The Company


     National Energy Group, Inc. (the "Company") was incorporated under the laws of the state of Delaware on November 20, 1990. Effective June 11, 1991, Big Piney Oil and Gas Company ("Big Piney") and VP Oil, Inc. ("VP") merged with and into the Company.

     The Company is engaged in oil and gas exploration, production and development. At December 31, 1995, the Company's net proved developed and undeveloped reserves consisted of 3,921,076 barrels of oil and 30,869,112 mcf of gas; of such amounts, 1,632,404 barrels of oil and 29,919,516 mcf are proved developed reserves. At December 31, 1995, the Standardized Measure of the Company's oil and gas reserves was $31,751,125. The PV 10% of the Company's oil and gas reserves at such date was $36,278,600. At March 4, 1996, the Company owned, managed or had interests in 200 producing wells. The Company is actively pursuing various strategies for increasing the Company's oil and gas reserves and production. The various strategies for increasing reserves and production include the development of the Goldsmith Adobe Unit in Ector County, Texas ("GAU"), the acquisition of producing oil and gas properties and companies with oil and gas production, the enhancement and exploitation of the Company's other existing properties and limited exploratory drilling.

     The Company's executive offices are located at 4925 Greenville Avenue, Suite 1400, Dallas, Texas 75206, and the Company's phone number is (214) 692-9211.

Recent Developments

     On December 29, 1995, the Company and Alexander Energy Corporation ("Alexander") signed a Letter of Intent providing for a merger of Alexander and the Company. The Letter of Intent was subject to, among other conditions, the execution of a definitive merger agreement by February 15, 1996. On February 15, 1996, the Company and Alexander extended the time to sign a definitive merger agreement to April 10, 1996.

     The merger between the Company and Alexander is therefore subject to the execution of a definitive merger agreement, satisfactory due diligence and other material conditions. Therefore, the merger may or may not be consummated.

     In February 1996, the Company completed the acquisition of two oil and gas wells on one lease, and interests in five other leases, and a related production platform and equipment in the Mustang Island Field in offshore Nueces County, Texas (see also below) from UMC Petroleum Corporation (the "UMC Acquisition"). The acquired interests have proved reserves with a present value discounted at 10% (PV10) of approximately $1,600,000. The Company will operate the properties. The Company based the consideration given for the UMC Acquisition on the value of acquired reserves, cash flow from the acquired interests and development opportunities in the Mustang Island Field. The Company paid UMC Petroleum Corporation $1,500,000 cash. The acquisition was funded primarily through the Facility (as defined below).

     In January 1996, the Company completed the acquisition of oil and gas properties in the Mustang Island Field in offshore Nueces County, Texas (see also below) from C/A Limited, Chartex Petroleum Company and Petrotex Engineering Company (the "CA Acquisition"). The acquisition includes interests in five wells, and a pipeline and separation facility related to the Mustang Island Field. The interest have proved reserves with a present value discounted at 10% (PV10) of approximately $1,400,000 . The Company will operate the properties. The Company based the consideration given for the CA Acquisition on the value of acquired reserves, cash flow from the acquired interests and development opportunities in the Mustang Island Field. The Company paid the Sellers an aggregate of 140,857 shares of the Company's Common Stock and $675,000 cash. The cash portion of the acquisition was funded out of the Company's working capital and advances under the Facility.

     In June 1995, the Company completed the acquisition of producing gas properties in the Oak Hill Field in Rusk County, Texas ("Oak Hill") from Sierra 1994 I Limited Partnership ("Sierra"). The acquisition follows the purchase of a producing oil and gas property in the Mustang Island Field in offshore
Nueces County, Texas ("Mustang") from Sierra Mineral Development, L.C. and LLOG Production Company (the Company assumed Sierra Mineral Development, L.C.'s contractual rights and obligations with LLOG).

     Collectively, the Oak Hill and Mustang interests (not including the UMC and CA Acquisitions) have proved reserves with a present value discounted at 10% (PV 10) of approximately $14,500,000 and such properties are estimated to contain nearly 25 billion cubic feet of gas equivalent. Collectively, the Oak Hill and Mustang interests are currently producing at an aggregate rate of approximately 8 million cubic feet of gas and 81 barrels of oil per day. The Company will operate both properties.

     The Company based the consideration given for the Oak Hill acquisition on the value of the acquired reserves, cash flow from the acquired working interest and development opportunities in the Oak Hill Field. The consideration paid by the Company to Sierra for the Oak Hill acquisition consisted of $7,200,000 in cash, 612,311 shares of the Company's Common Stock and Warrants to purchase 200,000 shares of Common Stock at a price per share of $2.00. The cash portion of the acquisition was funded primarily by the Company's new reducing, revolving credit facility with Bank One, Texas, N.A. ("Bank One") (see below). The consideration given for the acquisition of the Mustang interests consisted of $900,000 in cash and 352,500 shares of the Company's Common Stock. The Company based the consideration given for the Mustang acquisition on the value of the acquired reserves, cash flow from the acquired interests and development opportunities in the Mustang Island Field. The Company funded the Mustang acquisition with available cash.

     In addition, in June 1995, the Company completed the acquisition of producing oil and gas properties in Eddy County, New Mexico from Enron Oil and Gas Company ("Enron"), pursuant to a Purchase and Sale Agreement dated as of March 29, 1995 between the Company and Enron. The acquisition consists of six gas wells and two oil wells, which contain approximately 4 billion cubic feet of gas equivalent. The Company will be the operator of a majority of the properties. The consideration given for the acquisition was $2,119,295 in cash. The Company based the consideration given for the acquisition on the value of acquired reserves and cash flow from the acquired properties. This acquisition was funded by the Company's Facility with Bank One and available cash.

     In June 1995, the Company consummated a $33,000,000 reducing revolving line of credit facility (the "Facility") with Bank One, Texas, N.A. ("Bank One"). The initial funding was $15,500,000, of which $12,500,000 was drawn upon. The initial advance was used to purchase the Oak Hill and Enron properties described above, to pay off the Company's credit facility with Texas Gas Fund I and for closing fees. In the future, the Facility will be used for the further development of the Goldsmith Adobe Unit (GAU) in Ector County, Texas and for acquisitions and limited exploration. On March 4, 1996, the Company had $18,800,000 of outstanding debt pursuant to the Facility.

     The Facility consists of two parts: a Revolving Note of up to $30,000,000, with an interest rate of prime plus 1% (subject to reduction in certain circumstances) or LIBOR plus 3.75% (subject to reduction in certain circumstances), and an Advance Note of up to $3,000,000 (primarily for the development of GAU) at a rate of prime plus 4%. Payments of interest and principal will be made monthly. The Facility is secured by all of the Company's principal oil and gas properties, related equipment, oil and gas inventory and related revenues. Prepayments are allowed at any time.

     The Revolving Note has a maturity date of June 30, 1999 and the Advance Note has a maturity date of June 30, 1996. Payment of the Advance Note is subordinated to payment of the Revolving Note. Beginning July 31, 1995, the Company is required to make monthly payments of $175,000 (which amount can be redetermined semi-annually by Bank One). The Facility contains restrictive and affirmative covenants and maintenance of required financial ratios.

     In addition, on June 15, 1995, the Company consummated the sale of $4,000,000 of the Company's 10 1/2% Cumulative Convertible Preferred Stock, Series C ("Series C"), which was privately placed with affiliates of Kayne, Anderson Investment Management, Inc. of Los Angeles, California. Forty thousand shares of Series C were sold by the Company at $100.00 per share, and the Series C is convertible into shares of the Company's Common Stock at a conversion price of $2.00 per share of Common Stock.

     The Series C has a liquidation and dividend preference over the Common Stock, and is parity stock to the previously issued 10% Cumulative Convertible Preferred Stock, Series B ("Series B"). The Series C has a 10 1/2% dividend, payable semi-annually. The Company has the option to make dividend payments in Series C; after the sixth such payment, the holders of the Series C have the option to receive additional dividends in Series C or to accrue such dividends in cash. If the Company makes four dividend payments in Series C, the holders of the Series C (voting as a class with other affected series of preferred stock with similar voting rights) have the right to appoint one-third of the members of the Company's Board of Directors; provided, however, that if the holders of Series B are presently entitled to a similar right, then the holders of Series C shall have no such right until the right of the holders of Series B terminates. The Series C is not redeemable by the Company for two years; between two years and three years from June 14, 1995, the Series C is redeemable at $110.00 per share and, thereafter, at $100.00 per share, plus accrued and unpaid dividends. No shares of Series B shall be redeemed by the Company unless and until all outstanding shares of Series C have been redeemed by the Company. The holders of the Series C have the right to appoint one member to the Company's Board of Directors while the Series C is outstanding.

     The holders of Series C are entitled to one vote for each share as to matters upon which by law they are entitled to vote as a class, and the approval of a majority of the holders of Series C, voting separately as a class, is required to make changes to the Company's Certificate of Incorporation or By-Laws which adversely affect the Series C, to authorize or issue additional shares of Series C or to issue preferred stock equal to or senior to the Series C as to dividends or liquidation, or, subject to certain exceptions, to effect an extraordinary transaction that requires a vote of the Company stockholders. As a result, a class vote of the holders of Series C, as well as the Series B, would be required for the Company to merge or be acquired and may therefore delay, defer, or prevent a change in control of the Company.

     Proceeds from the offering of Series C were used to develop the Company's GAU property in Ector County, Texas, to acquire certain producing properties, and to recomplete, enhance and exploit certain of the Company's other selected properties. The proceeds were used for the acquisition of producing properties or companies, or the securities of such companies, and for limited exploration drilling.

The Offering

     A total of 3,613,533 shares of Common Stock are offered by this Prospectus, with 2,688,533 shares being offered by certain Selling Stockholders of the Company, and 925,000 shares to be offered for resale upon the exercise of the Options by the Option Holders. See "Selling Stockholders". The Shares will be sold from time to time by the Selling Stockholders, and upon the exercise of the Options by the Option Holders, as determined by each such Selling Stockholder, and Option Holders, respectively, at the then current market prices or otherwise. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders or the Option Holders.

     Since September 1, 1995, the Company's Common Stock has been trading on the NASDAQ National Market System. The Common Stock previously traded on the NASDAQ Small Cap Market. The Company's symbol is "NEGX". On March 4, 1996, the last sales price for the Company's Common Stock was $2.63.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves various risks.

     Investors should consider carefully all of the information set forth in this Prospectus and the documents incorporated by reference herein and, in particular, the following risk factors which have increased the risk associated with, and may otherwise adversely affect the value of, the Common Stock registered hereunder.

Nature of the Company's Business.
--------------------------------

     The Company is engaged in one industry segment: oil and natural gas exploration, production and development. In recent years, prices for oil and gas have been depressed. In addition, the oil and gas business is subject to various economic and political factors and the significant dependence of the United States and other countries on foreign oil. Therefore, oil and gas prices appear dependent, to a significant degree, on the actions of major foreign crude oil producers and governments and other factors beyond the Company's control. As a result of such factors and the accompanying unstable market conditions, future prices for oil and gas are unpredictable. Any significant decline in the prices of oil or gas will have a material and adverse effect on the Company's operating results.

Potential Dilution.
------------------

     It should be noted that purchasers of Common Stock, upon becoming stockholders of the Company, may be subject to significant dilution of their proportionate ownership of the Company. On March 4, 1996, there were 12,056,532 shares of Common Stock out standing. The Company currently has 1,453,200 shares of Common Stock reserved for issuance pursuant to existing options and warrants to purchase Common Stock (which include 925,000 shares registered hereunder). In addition, if all of the shares of the Company's Series B and Series C are converted to Common Stock, an additional 5,230,769 shares of Common Stock will be issued. These issuances will reduce the proportionate ownership in the Company of purchasers of the Common Stock offered hereby. In addition, if the Company exercises its option to make six dividend payments on the Series B and the Series C in shares of Series B and Series C instead of cash, then the Company will issue 25,100 additional shares of Series B and Series C, collectively, which shares would be convertible into 1,544,615 shares of Common Stock. Additionally, shares of Series B and Series C, which would be convertible into additional shares of Common Stock, may be issuable as dividends upon such 25,100 shares of Series B and Series C. Furthermore, the holders of the Series B and Series C have the option to continue to receive dividends on the Series B and Series C in shares of Series B and Series C, respectively, after the sixth dividend payment in shares of Series B or Series C, which dividends would result in the issuance of additional shares of Series B or Series C, which in turn would be convertible into additional shares of Common Stock.

     In addition, the Company may issue up to 10% of its outstanding shares of Common Stock pursuant to its 1992 Stock Option Plan. As of March 4, 1996, no options to purchase shares were outstanding pursuant to the 1992 Stock Option Plan (the "Plan"). Although the Company has no current plans to issue more options pursuant to the Plan, the Company has issued options outside of the Plan. In addition, the Company intends to propose a new option plan to its Stockholders at the 1996 Annual Meeting of Stockholders.

     It should be noted that the Company's stated objective is to grow through the acquisition of oil and gas producing properties and companies with oil and gas production. Thus, further issuances of Common Stock and preferred stock in connection with acquisitions can be expected, and such issuances will dilute the proportional ownership of the Company held by Common Stock stockholders. Issuances of authorized but unissued shares of Common Stock and preferred stock could even change control of the Company. Furthermore, the Company will generally not seek further authorization for the issuance of Common Stock and preferred stock in acquisitions from the Company's stockholders prior to such issuances.

Delay of Change in Control.
--------------------------

     An issuance of Common Stock, which could be effected without stockholder approval, could also be used as an anti-takeover device by the Company by making it more difficult for anyone to acquire control of the Company. Such an issuance would permit the Company to dilute both the stock ownership of a stockholder seeking control of the Company and the voting power of all other stockholders. With respect to the preferred stock, the Board could use its authority to make such designations and to issue preferred stock in a manner that would create impediments to or otherwise discourage persons attempting to gain control of the Company. Certain issuances of preferred stock could also seriously dilute the proportionate ownership of the Company held by the Company's Common Stock stockholders (in particular, subject to the NASDAQ Stock Market Shareholder Voting Rights Rule, the Board can authorize preferred stock with voting rights greater than one vote per share) and could even change control of the Company.

Viability of the Company; Development and Production Risks.
----------------------------------------------------------

     Oil and gas reserves are depleting assets by their nature, and revenues generated by oil and gas production will decline in the absence of acquisitions, improvements to producing properties, successful exploration or increases in the prices of oil and gas. It is anticipated that the Company will seek to make acquisitions of oil and gas companies or production and continue to rework, reenter and complete wells in an effort to replace reserves. If such efforts are unsuccessful, the Company's results of operations and financial condition will be materially and adversely affected. Furthermore, there can be no assurance that the Company will be successful in acquiring properties and/or companies because successful acquisitions are subject to the availability of satisfactory acquisition candidates and cash and credit facilities to the Company, the relative costs of acquisitions as compared to drilling and the market demand for oil and gas. Furthermore, the Company's business strategy assumes that major integrated oil companies and independent oil companies will continue to divest many of their domestic oil and natural gas properties. There can be no assurance that such divestitures will continue or that the Company will be able to acquire such properties with acceptable rates of return. In addition, the Company could be under severe financial pressures if prices for oil and gas decline substantially from present levels.

     In addition, a substantial portion of the Company's oil and gas reserves are proved undeveloped reserves. Successful development of such reserves cannot be assured. Additional drilling will be necessary in future years both to maintain production levels and to define the extent and recoverability of existing reserves. There is no assurance that present oil and gas wells of the Company will continue to produce at current or anticipated rates of production, that development drilling will be successful, that production of oil and gas will commence when expected, that there will be favorable markets for oil and gas which may be produced in the future or that production rates achieved in early periods can be maintained.

     The Company's results of operations and cash flow will be significantly affected by the outcome of its planned development of the GAU. For information on the Company's GAU development plan, see "- Need for Additional Capital" below. If the GAU development plan is not successful, the Company's results of operations and financial condition will be materially and adversely affected. Development of the GAU involves all of the risks inherent in oil and gas exploration and development described above and in " -Risk of Future Oil and Gas Exploration" below.

     In addition, the Company recently acquired oil and gas properties in the Oak Hill and Mustang Island Fields and oil and gas properties from Enron. See "Prospectus Summary - Recent Developments". In particular, the Company's results of operations and cash flow will be significantly affected by the outcome of the development of the Oak Hill and Mustang properties. A portion of the development costs for the Oak Hill and Mustang properties is expected to be funded by existing working capital and additional advances under the Facility with Bank One. To the extent the Company uses borrowed funds to develop the Oak Hill and Mustang properties, the Company's interest expense will increase. The Company's depreciation, amortization and depletion costs will increase as the Oak Hill and Mustang properties are developed, but the Company expects such increases to be in proportion to the Company's other such costs. Due to the greater depth of the expected drilling in the Oak Hill field, the Company's development costs for the Oak Hill property are expected to be somewhat higher than the average development costs for the the Company's other properties. The development of the Oak Hill and Mustang properties involves all of the risks inherent in oil and gas exploration and development described above and in "- Risk of Future Oil and Gas Exploration" below and such development may or may not be successful. If the development of the Oak Hill and Mustang properties is unsuccessful, development costs will exceed revenues resulting from such development and the Company's results of operations and cash flow will be adversely affected.

Need for Additional Capital.
---------------------------

     The Company's ability to develop its principal property, the GAU, and to otherwise expand its reserve base through acquisition and development, is dependent upon the Company's ability to obtain the necessary capital. In particular, the Company will need funding of approximately $14,129,800 over the next four years to develop the GAU in accordance with the Company's plan. Although the Company has entered into the Facility with Bank One, there is no assurance that Bank One will make additional advances under the Facility or that the Company will be able to otherwise raise sufficient capital to implement its development plan for the GAU or any other property, or to replace oil and gas reserves as they are produced.

Recent Operating Losses.
-----------------------

     The Company has incurred losses from operations for the past four years and had an accumulated deficit of $2,921,861 at September 30, 1995, which deficit includes a deficit from the Company's predecessor companies. No assurance can be made that the Company will operate profitably in the future. The likelihood of future profitability of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the oil and gas exploration, development and production business in which the Company is engaged.

Risk of Future Oil and Gas Exploration.
--------------------------------------

     To the extent the Company engages, directly or indirectly, in exploratory and other drilling activities in the future, it will be subject to certain risks inherent in this phase of the oil and gas business. Exploration for oil and gas is a speculative business and, therefore, involves a high degree of risk. No proven techniques exist with which to predict whether the drilling of a particular well will result in the discovery of oil and/or gas in commercial quantities. There can therefore be no assurance that the drilling of any wells will result in production in commercial quantities, or that production will be profitable. Moreover, once a well is drilled and completed, the completion may still fail to produce a commercial well for various geological or mechanical reasons. Abandonment of a well may result in the loss of both drilling and completion costs, which will then be non-recoverable. Also, there exist several natural hazards in the drilling of oil and gas wells, such as unusual or unexpected formation pressure, infiltration of salt water, swelling of the formation, lost fluid circulation, or other unanticipated conditions, which could adversely affect profitability even in the event of a successful well.

Dependence on Management.
------------------------

     The Company is dependent on the judgment, experience and expertise of its current Management, particularly with respect to its development activities and the acquisition of properties and/or companies. In particular, Miles D. Bender is under no contractual obligation to serve in his present positions, and the Company has no "key man" life insurance policy on Mr. Bender. The loss of members of current Management could materially and adversely affect the Company and its business, operations and prospects.

Limitation on Accuracy of Reserve Estimates.
-------------------------------------------

     This Prospectus contains and/or incorporates by reference, estimates of reserves and of future net revenue which have been prepared by petroleum engineers. Estimates of reserves and of future net revenue prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment in the future. The actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the engineers' estimates. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of future net revenue and the present value thereof are based on price and cost assumptions made by the Company which only represent its best estimate. If these estimates of quantities, prices and costs prove inaccurate, the Company is unsuccessful in expanding its oil and gas reserves base with its capital expenditure program, and/or declines in and instability of oil and gas prices occur, then write-downs in the capitalized costs associated with the Company's oil and gas assets may be required.

Competition.
-----------

     The oil and gas industry is intensely competitive in all of its phases, particularly with respect to the acquisition of desirable producing oil and gas properties and oil and gas companies with production. The Company, which is a minor competitive factor in the industry, encounters strong competition from major oil companies, large independent oil and gas concerns, and individual producers and operators, most of which have financial resources, staffs, facilities and experience substantially greater than those of the Company. Furthermore, in times of high drilling activity, exploration for and production of oil and gas may be affected by the availability of equipment, labor and supplies and by competition for drilling rigs. The Company cannot predict the effect these factors will have on its operations. The Company owns no drilling rigs, and it is anticipated that its drilling will be conducted by third parties. Furthermore, the oil and gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

Sale of Shares.
--------------

     Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the market price for the Common Stock. In particular, sales of Shares registered hereunder by the Selling Stockholders may significantly and adversely affect the prevailing market price for Common Stock, and if any of the Company's other principal stockholders were to sell a significant number of their shares, the prevailing market price of the Common Stock may also be significantly and adversely affected. For more information on the sale of the Shares offered hereby, see "Plan of Distribution".

Governmental Regulation and Environmental Matters.
-------------------------------------------------

     In general, the exploration and production activities of the Company are subject to certain existing laws and regulations relating to environmental quality and pollution control, prevention of waste, the conservation of natural gas and oil, permits for drilling, drilling bonds, spacing of wells, unitization and pooling, taxes and various other matters. Such laws and regulations may substantially increase the costs of equipping and carrying on production activities and may prevent or delay the commencement or continuance of a given operation. Many jurisdictions have at various times imposed limitations on the production of gas and oil by restricting the rate of flow for gas and oil wells below their actual capacity to produce.

     In addition, many states have raised state taxes on energy sources and additional increases may occur. The existence of environmental regulations has had no material effect on methods of development of oil and gas properties owned by the Company to date, and the cost of such compliance has not been material to date. The Company does not believe that its environmental risks are materially different from those of comparable companies in the oil and gas industry. Nevertheless, no assurance can be given that environmental laws will not, in the future, result in curtailment of production or material increases in the cost of production, development or exploration or otherwise adversely affect the Company's operations and financial condition.

Control by Management.
---------------------

     The executive officers and directors of the Company collectively own 22.1% of the Company's currently outstanding Common Stock. As a result, until the conversion of the Series B and Series C, management will in all likelihood control the Company by virtue of their voting power and ownership of voting stock and will in all likelihood be able to determine the outcome of elections of the Company's directors. The Company, however, needs, subject to certain exceptions, approval of a majority of the outstanding shares of each of the Series B and Series C to effect extraordinary actions which require the consent of the Company's stockholders.

     In addition, one of the Company's directors, Robert V. Sinnott, is the representative of the holders of the Series B and Series C. If all 52,500 shares of Series B and all 40,000 shares of Series C were converted into 5,230,769 shares of Common Stock (and assuming no additional shares of Common Stock are issued), then the holders of Series B and Series C would hold 30.3% of the then outstanding shares of Common Stock. If such holders were to vote such shares of Common Stock in accordance with the Board of Director's recommendations, then management of the Company would exercise control over the Company.

                                USE OF PROCEEDS

     The net proceeds from the sale of 2,688,533 shares of Common Stock registered hereunder by the Selling Stockholders will be received by the Selling Stockholders, and the Company will not receive any portion of such proceeds. The net proceeds from the sale of 925,000 additional shares of Common Stock, if and when the Options are exercised, will be received by the Option Holders, and the Company will not receive any portion of such proceeds. The Company will use the proceeds from the exercise, if any, of the Options for general corporate purposes and to enhance and exploit the Company's existing properties, at the time of such exercises. If the Options are exercised in full, the Company will receive $1,793,125 in proceeds.

                              SELLING STOCKHOLDERS

     C/A Limited, a Texas limited partnership ("CA"), Chartex Petroleum Company, a Texas Corporation ("Chartex"), Sierra Mineral Development, L.C., a Texas limited liability company ("Sierra"), Miles D. Bender, Norman C. Miller, George B. McCullough, Robert H. Kite, Randall A. Carter, Robert A. Imel, George N. McDonald, William T. Jones, Melissa H. Rutledge, Leonard McCarty and Joyce Fielder are the Selling Stockholders hereunder (the "Selling Stockholders").

     CA, Sierra and Chartex acquired the shares of Common Stock that they are registering hereunder through the Company's acquisition of interests in the Mustang Island Field in offshore Nueces County, Texas, and a related pipeline and separation facility, in January 1996. CA is registering 91,703 shares; Sierra is registering 26,300 shares; and Chartex is registering 22,854 shares.

     Miles D. Bender is President, Chief Executive Officer, Treasurer, and a Director of the Company. Norman C. Miller is Chairman of the Executive Committee and a Director of the Company. George B. McCullough is Chairman of the Board of Directors of the Company. Robert H. Kite is a Director of the Company. Randall A. Carter is the Company's General Counsel and Secretary. Robert A. Imel is the Company's Chief Financial Officer. George N. McDonald is a Director of the Company. William T. Jones is the Company's Vice President - Production and Engineering. Melissa H. Rutledge is the Company's Controller and Chief Accounting Officer. Leonard McCarty is Land Manager for the Company. Joyce Fielder is Production Analyst and Assistant Secretary for the Company.

     Miles D. Bender, Norman C. Miller, George B. McCullough, Robert H. Kite, Randall A. Carter, George N. McDonald, Robert A. Imel, William T. Jones, Melissa H. Rutledge, Robert V. Sinnott, Elwood W. Schafer, R. Thomas Fetters, Jr., Leonard G. McCarty, Darryl Wright and Bill Bledsoe are the Option Holders hereunder (the "Option Holders" or, individually, the "Option Holder"). Collectively, the Option Holders are registering hereunder 925,000 shares of Common Stock which are subject to various options. The exercise price for various portions of the options are $.625, $1.625, and $2.625. Robert V. Sinnott and Elwood W. Schafer are Directors of the Company and have been appointed by the holders of the Company's Series B and Series C Preferred Stock (See "Prospectus Summary - Recent Developments"). Mr. Sinnott is Senior Vice President and Senior Investment Officer of Kayne, Anderson Investment Management, Inc. ("Kayne"). The Series B and Series C are held by investment partnerships associated with Kayne. Mr. Schafer is a consultant to Kayne.
R. Thomas Fetters, Jr. is Senior Vice President - Offshore Operations and Exploration for the Company. Darryl Wright is Production Superintendent for the Company. Bill Bledsoe is the Company's Senior Petroleum Engineer.

     The following table sets forth, as of March 4, 1996, the name and address of each Selling Stockholder and Option Holder, their respective current beneficial stockholdings and option holdings, and the number of shares that are being offered hereby by each such stockholder and option holder, and their respective stockholdings after the offering.

                           Holdings Prior to Sale         Holdings After Sale(1)

                                     % of                         % of
                                     Outstanding Shares           Outstanding
                         No. of      Common      to be     No. of Common
                         Shares      Stock (2)   Sold (1)  Shares Stock (2)
                         ------      -----       ----      ------ -----

Miles D. Bender         1,398,144(3) 10.8%       1,398,144  0      0%
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206

George B. McCullough      421,852(4)  3.3%         421,852  0      0%
6510 Pauma Drive
Houston, Texas 77069

Robert H. Kite            384,455(5)  3.0%         384,455  0      0%
5415 East Piping Rock
Scottsdale, Arizona 85254

Norman C. Miller          354,860(6)  2.7%         354,860  0      0%
19 Stillwater Trace
Griffin, Georgia 30223

Robert A. Imel            215,500(7)  1.7%         215,500  0      0%
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206

Randall A. Carter         184,882(8)  1.4%         184,882  0      0%
234 Columbine, Suite 240
Denver, Colorado 80206

William T. Jones          160,000(9)  1.2%         160,000  0      0%
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206

George N. McDonald        138,023(10) 1.1%         138,023  0      0%
3656 Macintosh Lane
Salt Lake City, Utah
   84121

C/A Limited                91,703     (19)          91,703  0      0%
4200 Westheimer, Ste 230
Houston, Texas 77027

R. Thomas Fetters, Jr.     50,000(11) (19)          50,000  0      0%
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206

Melissa H.  Rutledge       40,000(12) (19)          40,000  0      0%
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206

Robert V. Sinnott          35,000(13) (19)          35,000  0      0%
c/o Kayne Anderson
   Investments
1800 Avenue of Stars,
   Ste. 1424
Los Angeles, California
   90067

Leonard G. McCarty         31,890(14) (19)          31,890  0      0%
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206

Darryl Wright              30,000(15) (19)          30,000  0      0%
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206

Sierra Mineral             26,300     (19)          26,300  0      0%
   Development, L.C.
1201 Louisiana, Suite 3125
Houston, Texas 77002

Chartex Petroleum Company  22,854     (19)          22,854  0      0%
12777 Jones Road
Suite 360
Houston, Texas 77070

Elwood W. Schafer          15,000(16) (19)          15,000  0      0%
7018 Blackwood Drive
Dallas, Texas 75231

Bill Bledsoe               10,000(17) (19)          10,000  0      0%
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206

Joyce Fielder               3,070     (19)           3,070  0      0%
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206

-------------------------------------------------------------------------------
              Total     3,613,533(18) 27.8%      3,613,533  0      0%


(1) Assumes all of the shares offered hereby are sold by the Selling Stockholders and all options are exercised and the underlying shares are sold by the Option Holders. See "Plan of Distribution".

(2)  Based upon 12,056,532 shares of Common Stock outstanding as of March
     4, 1996 and 925,000 shares subject to options, for a total of 12,981,532 shares.

(3) Includes 1,148,144 shares held by Mr. Bender and 250,000 shares subject to options held by Mr. Bender.

(4) Includes 351,852 shares held by Mr. McCullough and 70,000 shares subject to options held by Mr. McCullough.

(5) Includes 153,158 shares held by Mr. Kite and 176,297 shares held by KFT, Ltd. (of which Mr. Kite is Chief Operating Officer and 29.0% beneficial owner) and 55,000 shares subject to options held by Mr. Kite.

(6) Includes 234,860 shares held by Mr. Miller, 50,000 shares held by Incorp, Inc. (of which Mr. Miller is owner) and 70,000 shares subject to options held by Mr. Miller.

(7) Includes 105,500 shares held by Mr. Imel and 110,000 shares subject to options held by Mr. Imel.

(8) Includes 164,882 shares held by Mr. Carter and 20,000 shares subject to options held by Mr. Carter.

(9) Includes 50,000 shares held by Mr. Jones and 110,000 shares subject to options held by Mr. Jones.

(10) Includes 83,023 shares held by Mr. McDonald and 55,000 shares subject to options held by Mr. McDonald.

(11) Includes 50,000 shares subject to an option held by Mr. Fetters.

(12) Includes 10,000 shares held by Ms. Rutledge and 30,000 shares subject to options held by Ms. Rutledge.

(13) Includes 35,000 shares subject to options held by Mr. Sinnott.

(14) Includes 16,890 shares held by Mr. McCarty and 15,000 shares subject to options held by Mr. McCarty.

(15) Includes 30,000 shares subject to options held by Mr. Wright. Does not include 2,750 shares which Mr. Wright purchased on the open market.

(16) Includes 15,000 shares subject to an option held by Mr. Schafer; does not include 2,000 shares held by Mr. Schafer which he purchased on the open market.

(17) Includes 10,000 shares subject to an option held by Mr. Bledsoe.

(18) Includes 2,688,533 shares held by the Selling Stockholders and 925,000 shares subject to options held by the Option Holders.

(19) Less than 1%.

                              PLAN OF DISTRIBUTION


     The shares of Common Stock of the Company owned by each Selling Stockholder, and the shares of Common Stock to be offered for resale by the Option Holders, upon exercise of the Options, and included in this Prospectus may be offered and sold by such Selling Stockholder or Option Holder, from time to time, as determined by such Selling Stockholder or Option Holder, at any time while the Registration Statement, of which this Prospectus is a part, is effective. The Company will not receive any proceeds from the sales of such shares of Common Stock. All expenses related to the registration of the Shares hereunder will be borne by the Company.

     Each Selling Stockholder or Option Holder may from time to time elect to sell shares in the over-the-counter market and in other market transactions or to sell shares directly in negotiated transactions, at prices and on terms related to the respective then-current market prices or otherwise. Such shares may be offered or sold with or without the participation of underwriters, brokers or dealers. Each Selling Stockholder or Option Holder may also from time to time offer shares to underwriters, brokers or dealers, who may receive underwriting discounts, concessions or commissions from such Selling Stockholder or Option Holder and/or the purchasers of shares for whom they act as agent or to whom they sell as principal or both (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). Such offers or sales may be made: by a block trade in which a broker or dealer, engaged for the purpose, will attempt to sell the shares as agent, but may position and resell a portion of the block as principal, to facilitate the transaction; by purchase by a broker or dealer as principal and resale by such broker or dealer for its own account; by ordinary brokerage transactions or transactions in which the broker solicits purchasers; or otherwise. In effecting sales, brokers or dealers engaged by the Selling Stockholders or Options Holders may arrange for other brokers or dealers to participate, who in turn may receive underwriting discounts, concessions or commissions. In addition, any shares of Common Stock held by the Selling Stockholders or Option Holders that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 (the "Act") may be sold under Rule 144 rather that pursuant to the Registration Statement of which this Prospectus is a part.

     Each Selling Stockholder or Option Holder and any brokers or dealers who participate in the distribution of shares of Common Stock of the Company may be deemed to be "underwriters" as defined in the Act, and the excess of the price received over the amount paid for such shares and any discounts, commissions or concessions received by any such brokers or dealers may be deemed to underwriting compensation, discounts or commissions under the Act.

     At the time each Selling Stockholder or Option Holder makes a particular offer of shares of Common Stock, such Selling Stockholder or Option Holder will provide the Company with information, to the extent required, sufficient to prepare a supplement to this Prospectus which will set forth the aggregate amount of shares being offered and the terms of the offering, including the name or names of any underwriters, brokers or dealers, any discounts, commissions and other items constituting compensation from such Selling Stockholder or Option Holder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 50,000,000 shares of Class A Common Stock, par value $.01 per share ("Common Stock"), 200,000 shares of Class B Common Stock, par value $.01 per share ("Class B") and 1,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"). Shares of Common Stock only are offered by this Prospectus.

     The following summary description of the Company's capital stock is not intended to be complete and is subject to, and is qualified in its entirety by reference to, the Company's Certificate of Incorporation, as amended, and the Certificate of Designations of National Energy Group, Inc. of 10% Cumulative Convertible Preferred Stock, Series B (the "Series B Certificate of Designation") and the Certificate of Designations of National Energy Group, Inc. of 10 1/2% Cumulative Convertible Preferred Stock, Series C ("Series C Certificate of Designation") incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part.

Description of Class A Common Stock.
-----------------------------------

     At March 4, 1996, the Company had 12,056,532 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters voted on by stockholders. The shares of the capital stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of the shares of the capital stock voting for the election of Directors can elect all of the Directors to be elected by holders of the capital stock, in which event the holders of the remaining shares of capital stock will not be able to elect any Director. Subject to the Company's Facility with Bank One and the rights of the holders of the Series B and Series C, holders of Common Stock would be entitled to receive dividends when, as, and if declared by the Board of Directors out of funds of the Company legally available for the payment of dividends. The Facility, however, prohibits the payment of dividends or other distributions on the Common Stock and limits the dividends on the Series B and Series C and, under the terms of the Series B and Series C, no dividend or distribution may be paid on the Common Stock unless all accrued and unpaid dividends on the Series B and Series C, respectively, have been paid. Upon any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock would be entitled to receive, pro-rata all of the assets of the Company available for distribution to stockholders after payment of any liquidation preference of the Series B and Series C and any other preferred stock that may be issued and outstanding at the time. Holders of Common Stock have no subscription, redemption, sinking fund, conversion or preemptive rights.

Description of Class B Common Stock.
-----------------------------------

     At March 4, 1996, the Company had no shares of Class B outstanding. All of the Class B has been converted into Common Stock and by the terms of Class B, cannot be reissued. Management of the Company plans to recommend to the Company's stockholders, at the next Annual Meeting of Stockholders, that the Company's Certificate of Incorporation be amended to eliminate the Class B.

Description of Preferred Stock.
------------------------------

     The Company's Certificate of Incorporation creates the preferred stock and authorizes the Board of Directors of the Company to designate by resolution the relative rights, preferences and limitations, and the number of shares, of each series thereof. The Board of Directors has the authority to create terms for the preferred stock so that, upon issuance, the preferred stock may seriously dilute the holders of Common Stock and possibly even change control of the Company. See "Risk Factors - Potential Dilution; Delay of Change in Control". The Company currently has two outstanding series of Preferred Stock: Series B and Series C.

     52,500 shares of Series B were issued and outstanding as of March 4, 1996. The Series B is convertible into shares of Common Stock at a conversion price of $1.625 per share of Common Stock. The Series B has a liquidation and dividend preference over Commmon Stock. The Series B has a 10% dividend, payable semi-annually. The Company has the option to make dividend payments in shares of Series B; after the sixth such payment, the holders of the Series B have the option to receive additional dividends in shares of Series B or to accrue such dividends in cash. If the Company makes four dividend payments in shares of Series B, the holders of the Series B have the right to appoint one-third of the members of the Company's Board of Directors. The Series B would be redeemable until June 3, 1997 at $110.00 per share and, thereafter, at $100.00 per share, plus accrued and unpaid dividends; provided, however, that the Company cannot redeem any shares of the Series B unless and until all outstanding shares of the Series C have been redeemed by the Company, which in effect means no shares of Series B can be redeemed before June 14, 1997. The holders of Series B have the right to appoint one member to the Company's Board of Directors while the Series B is outstanding.

     Dividends on the Series B are required to be paid before any dividends are paid on Common Stock. The holders of Series B are entitled to one vote for each share as to matters upon which by law they are entitled to vote as a class, and the approval of a majority of the Series B, voting separately as a class, is required to make changes to the Company's Certificate of Incorporation or By-Laws which adversely affect the Series B, to authorize or issue additional shares of Series B or to issue preferred stock equal to or senior to the Series B as to dividends or liquidation, or, subject to certain exceptions, to effect an extraordinary transaction that requires a vote of the Company's stockholders. As a result, a class vote of the holders of Series B would be required for the Company to merge or be acquired and may therefore delay, deter, or prevent a change in control of the Company.

     40,000 shares of Series C were issued and outstanding as of March 4, 1996. The Series C is convertible into shares of Common Stock at a conversion price of $2.00 per share of Common Stock. The Series C has a liquidation and dividend preference over Common Stock and it is parity stock to the previously issued Series B. The Series C has a 10 1/2% dividend, payable semi-annually. The Company has the option to make dividend payments in shares of Series C; after the sixth such payment, the holders of the Series C have the option to receive additional dividends in shares of Series C or to accrue such dividends in cash. If the Company makes four dividend payments in shares of Series C, the holders of the Series C (voting as a class with other affected series of preferred stock with similar voting rights) have the right to appoint one-third of the members of the Company's Board of Directors; provided, however, that if the holders of Series B are presently entitled to a similar right, then the holders of the Series C shall have no such right until the right of the holders of Series B terminates. The Series C is not redeemable by the Company for two years; between two years and three years from June 14, 1995, the Series C is redeemable at $110.00 per share and, thereafter, at $100.00 per share, plus accrued and unpaid dividends. No shares of Series B shall be redeemed by the Company unless and until all outstanding shares of Series C have been redeemed by the Company. The holders of Series C have the right to appoint one member to the Company's Board of Directors while the Series C is outstanding.

     Dividends on the Series C are required to be paid before dividends can be paid on the Common Stock. The holders of Series C are entitled to one vote for each share as to matters upon which by law they are entitled to vote as a class, and the approval of a majority of the Series C, voting separately as a class, is required to make changes to the Company's Certificate of Incorporation or By-Laws which adversely affect the Series C, to authorize or issue additional shares of Series C or to issue preferred stock equal to or senior to the Series C as to dividends or liquidation, or, subject to certain exceptions, to effect an extraordinary transaction that requires a vote of the Company's stockholders. As a result, a class vote of the holders of Series C, as well as the Series B, would be required for the Company to merge or be acquired and may therefore delay, deter, or prevent a change in control of the Company.

                                 LEGAL MATTERS

     Randall A. Carter, who is General Counsel and Secretary of the Company, is handling certain legal matters for the Company concerning this registration. At March 4, 1996, Mr. Carter owned 164,882 shares of Common Stock and held options to purchase 20,000 shares of Common Stock, which shares are included in this Prospectus.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify, to the fullest extent authorized by law, any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a Director, officer, employee or agent of the Company or serves or served at the request of the Company any other enterprise as a Director, officer, employee or agent.

     The Company has agreed to indemnify the officers and Directors of the Company against any and all damages to which such indemnified individuals may become subject, pursuant to any securities, corporate or other laws, which damages arise in connection with this Registration Statement or any amendment thereto, or from the inaccuracy or omission of any information in connection with this Prospectus and related Registration Statement. In the event that the foregoing indemnity is unavailable or insufficient, then the indemnifying party shall contribute to amounts paid or payable by the indemnified party in respect to the damages of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified and indemnifying parties.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to Directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             EXPERTS

     The financial statements of the Company appearing in its Annual Report (Form 10-KSB) for the year ended December 31, 1994 and the statements of operating revenues and direct operating expenses of the Mustang Island Interest, the Oak Hill Interest and the Enron Interest appearing in the Company's Form 8-K/A No. 1 dated June 30, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements and statements of operating revenues and direct operating expenses are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     Information incorporated by reference in this Prospectus relating to the Company's estimated proved oil and natural gas reserves at December 31, 1994, the related estimated calculations of future net cash flows and the net present value thereof have been derived from an independent petroleum engineering report prepared by Roebuck & Associates of Dallas, Texas. Such information has been incorporated by reference herein in reliance on such firm as experts in petroleum engineering.

     Information incorporated by reference in this Prospectus relating to the Company's estimated proved oil and natural gas reserves at December 31, 1995, the related estimated calculations of future net cash flows and the net present value thereof have been derived from an independent petroleum engineering report prepared by Netherland, Sewell & Associates, Inc. of Dallas, Texas. Such information has been incorporated by reference herein in reliance on such firm as experts in petroleum engineering.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Item

 Filing Fee - Securities and Exchange Commission            $  3,701
*Blue Sky Filing fees                                          1,000
 Printing                                                          0
*Legal Fees                                                    2,500
*Accounting Fees and Expenses                                  2,500
 Miscellaneous                                                 1,000
                                                            --------

              Total                                          $10,701

*Estimate

The Company is paying the expenses of the offering.

Item 15.  Indemnification of Directors and Officers.

     The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify, to the fullest extent authorized by law, any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a Director, officer, employee or agent of the Company or serves or served at the request of the Company any other enterprise as a Director, officer, employee or agent.

     The Company is incorporated in Delaware, and the General Corporation Law of Delaware ("Delaware Law") provides that the Company may provide the indemnification provided in the preceding paragraph against expenses (including attorney's fee), judgments , fines and amounts paid in settlement actually and reasonably incurred by the Director, officer, employee or agent in connection with an action, suit or proceeding if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he/she had no reasonable cause to believe his/her conduct was unlawful. According to Delaware Law, the Company may also indemnify a Director, officer, employee or agent against threatened, pending or completed actions or suits by or in the right of the Company, against expenses (including attorney's fees) actually and reasonably incurred by him/her in connection with the defense or settlement of such action or suit if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Company; provided that no indemnification shall be made with respect to any claim as to which such person shall have been adjudged to be liable to the Company unless the appropriate court determines such person is fairly and reasonably entitled to an indemnity. Under Delaware Law, the Company may also pay expenses incurred by officers and Directors (and employees and agents if the Board of Directors deems appropriate) in connection with a suit or proceeding in advance of the final disposition of such suit or proceeding, if the Director or officer undertakes to repay such amount if it is ultimately determined that he/she is not entitled to such indemnification. Under Delaware Law, the Company may also purchase and maintain insurance for officers, Director, employees or agents against any liability related to their capacity or status, whether or not the Company would have the power to indemnify such person under Delaware Law. The Company, however, has not purchased such insurance.

     The Company has agreed to indemnify the officers and Directors of the Company against any and all damages to which such indemnified individuals may become subject, pursuant to any securities, corporate or other laws, which damages arise in connection with this Registration Statement or any amendment thereto, or from the inaccuracy or omission of any information in connection with this Prospectus and related Registration Statement. In the event that the foregoing indemnity is unavailable or insufficient, then the indemnifying party shall contribute to amounts paid or payable by the indemnified party in respect to the damages of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified and indemnifying parties.

Item 16.  Exhibits.

     The following is a list of all of the exhibits filed or incorporated by reference as part of this Registration Statement:

(b)  Exhibits
     --------

     Exhibit
     No.    Description and Incorporation By Reference
     ---    ------------------------------------------

     4.1    Instrument defining the Rights of Class A Common Stock.*

     4.2 Certificate of Designations of National Energy Group, Inc. of 10% Cumulative Convertible Preferred Stock, Series B.**

     4.3 Certificate of Designations of National Energy Group, Inc. of 10 1/2% Cumulative Convertible Preferred Stock, Series C.***

     5.1    Opinion of Randall A. Carter, General Counsel, re legality.****

     23.1   Consent of Randall A. Carter, General Counsel, of the Company.*****

     23.2   Consent of Ernst & Young LLP.****

     23.3   Consent of Roebuck & Associates.****

     23.4   Consent of Netherland, Sewell & Associates, Inc.*******

     24.1   Power of Attorney.******

-------------------------------------------------------------------------
* Incorporated by reference to the Company's Registration Statement on Form S-3 (No. 33-81172), dated July 27, 1994.

** Incorporated by reference to the Company's Current Report on Form 8-K, dated June 17, 1994.

*** Incorporated by reference to the Company's Current Report on Form 8-K, dated June 30, 1995.

****      Filed herewith.

*****     Included in Exhibit 5.1.

******    Filed on the signature page, page 29 of the Registration Statement.

*******   To be filed by amendment.

Item 17.  Undertakings.

1.  Rule 415 Offering.
    -----------------

     The undersigned Registrant hereby undertakes:

     a. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution; and

     b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be treated as the initial bona fide offering;

     c. To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

2.  Request for Acceleration of Effective Date.
    ------------------------------------------

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act"), may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, Director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 6, 1996.


                                   NATIONAL ENERGY GROUP, INC.

                                   By: /s/   Miles D. Bender
                                       ----------------------------------------
                                         Miles D. Bender
                                         President and Chief Executive Officer


                                   By: /s/   Robert A. Imel
                                       ----------------------------------------
                                         Robert A. Imel
                                         Chief Financial Officer

                                   By: /s/   Melissa H. Rutledge
                                       ----------------------------------------
                                         Melissa H. Rutledge
                                         Controller and
                                         Chief Accounting Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Miles D. Bender to file one or more Amendments, including Post-Effective Amendments, to this Registration Statement, which Amendments may make such changes as Miles D. Bender deems appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints Miles D. Bender as Attorney-in-Fact to execute in his name and on his behalf any such Amendment to this Registration Statement.

                Signature       Capacity                       Date
                ---------       --------                       ----


By: /s/   Miles D. Bender       President,                     March 6, 1996
    ---------------------       Chief Executive Officer,
          Miles D. Bender       Director and Treasurer


By: /s/   George B. McCullough  Chairman of the Board          March 6, 1996
    --------------------------  and Director
          George B. McCullough

                Signature       Title                          Date
                ---------       -----                          ----


By: /s/   Norman C. Miller    Chairman, Executive          March 6, 1996
          ----------------    Committee and Director
          Norman C. Miller


By: /s/   Robert H. Kite      Director                     March 6, 1996
          -------------
          Robert H. Kite


By: /s/   George N. McDonald  Director                     March 6, 1996
          ------------------
          George N. McDonald


By:/s/    Robert V. Sinnott   Director                     March 6, 1996
          -----------------
          Robert V. Sinnott


By:/s/    Elwood W. Schafer   Director                     March 6, 1996
          -----------------
          Elwood W. Schafer

                                                            Exhibit 5.1
March 6, 1996
National Energy Group, Inc.
4925 Greenville Ave., Ste. 1400
Dallas, TX  75206

Dear Sirs:

     I am General Counsel and Secretary of National Energy Group, Inc. (the "Company") and as General Counsel and Secretary, have worked on the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering 3,613,533 shares of the Company's Class A Common Stock, $.01 par value ("Common Stock").

     I have examined the originals, or copies certified or otherwise identified to my satisfaction, of the Company's Certificate of Incorporation, as amended, its By-Laws, as amended, resolutions of the Board of Directors of the Company, and such other documents and corporate records as I have deemed necessary or appropriate. Based upon the foregoing and in reliance thereon, and, after examination of such matters of law as appear applicable or relevant, and subject to the other conditions set forth in this letter, it is my opinion that:

     (1) The Company has been duly incorporated under the laws of the State of Delaware; and

     (2) 2,688,533 of the shares of Common Stock covered by the Registration Statement (the shares offered by the Selling Stockholders, as defined in the Registration Statement) have been duly authorized and validly issued and are fully paid and nonassessable, and the other 925,000 shares (the shares underlying the Options, as defined in the Registration Statement), when such shares are duly issued upon exercise of the Options, will be duly authorized, validly issued, fully paid and nonassessable.

     Also, with your approval, I have relied as to certain matters on information obtained from public officials, other officers of the Company and other sources believed by me to be responsible, and I have assumed that the certificates for the shares conform to the specimens thereof examined by me and have been signed by the President and by the Secretary or an Assistant Secretary of the Company, under the Company's corporate seal, and that the signatures on all documents examined by me are genuine, assumptions which I have not independently verified. In addition, I am rendering this opinion as an officer (General Counsel and Secretary) of the Company only, and this opinion is covered by the Company's indemnification provisions and policies. This opinion is limited in all respects to the General Corporation Law of the State of Delaware and applicable federal law.

     I hereby consent to the reference to me as General Counsel and Secretary in the Registration Statement under the Prospectus caption "Legal Matters".

                                  Very truly yours,

                                 /s/  Randall A. Carter
                                 General Counsel and Secretary

                                                               Exhibit 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated March 15, 1995 with respect to the financial statements of National Energy Group, Inc. included in its Annual Report (Form 10-KS B) for the year ended December 31, 1994, and our reports dated September 12, 1995 with respect to the statements of operating revenues and direct operating expenses of the Mustang Island Interest, the Oak Hill Interest and the Enron Interest appearing in the Company's Current Report (Form 8-K/A No. 1) dated June 30, 1995, in the Registration Statement (Form S-3) and related Prospectus of National Energy Group, Inc. dated March 6, 1996.




                                                ERNST & YOUNG LLP


Dallas, Texas
March 6, 1996

                                                                Exhibit 23.3


                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


     We hereby give consent to the references to our firm in "Experts" and to the use of our report, dated March 1, 1995, on the oil and gas properties of National Energy Group, Inc., in National Energy Group's Registration Statement on Form S-3.



                            ROEBUCK ASSOCIATES, INC.


                               /s/  Field Roebuck
                               ------------------
                                   President


Dallas, Texas
March 5, 1996